Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is entered into as of October 1, 2020 (“Effective Date”) between Socket Mobile, Inc., a Delaware corporation (“Company”), and [Name] (“Executive”).

WHEREAS, Company desires to foster the stable and continuous employment of key personnel in its executive team that have the vision, talent, knowledge, know-how and experience to develop, strategize, operate, and manage its business. In order to induce the Executive to be in the continuous employment of Company for a fixed term, Company is therefore willing to engage the Executive’s services on the terms and conditions set forth below.

Whereas the Executive desires to be employed by Company as an officer of Company and member of its top executive team on the terms and conditions set forth below.

THEREFORE, in consideration of the above recitals and of the mutual promises and conditions in this Agreement, and other valuable consideration, receipt of which is hereby acknowledged, Company hereby agrees to employ the Executive and the Executive hereby agrees to accept employment on the terms and conditions as follows:

1.	Definitions

The terms set forth below shall have the meanings provided. Other initially capitalized terms used in this Agreement shall have the meanings described with the text of this Agreement, including attachments and appendices, if any.

a.                  Award means a grant of stock or stock related rights under the Equity Plan including Options, Stock Appreciation Rights, Restricted Stock, Performance Units or Performance Shares.

b.                  Award Agreement means the written or electronic agreement setting forth the terms and provisions applicable to each Award under the Equity Plan.

c.                   Benefit Plan refers to Company’s Benefit Plan, as amended, that details the benefits afforded to Employees that are in effect. Additionally, the provisions of the plans, including eligibility and benefits provisions, are summarized in the Summary Plan Descriptions. The terms of the official plan documents shall govern over the language of any description of the plans in any other document, including the Summary Plan Descriptions and the Employee Handbook.

d.                  For Cause means that the Executive’s conduct, in the Company’s good faith belief, is in violation of Company’s General Rules of Conduct, Company policies, guidelines, and procedures, Code of Business Conduct and Ethics as detailed in the Employee Handbook and any other unacceptable conduct which the Employee Handbook states may be cause for discharge. For Cause includes, but are not limited to, the occurrence or existence of any of the following with respect to the Executive, as determined by Company:

(i)                  willful and continuing breach by the Executive of his/her duties under this Agreement;

(ii)                render services of any kind to others for compensation without authorization from Company;

(iii)               engage in any other business activity that may materially interfere with the performance of his/her duties under the Agreement;

(iv)              promote, engage or participate in any business that is competitive in any manner whatsoever with the business of the Company;

(v)                any act of dishonesty, misappropriation, embezzlement, fraud, willful, gross, or misconduct by the Executive involving Company; including without limitation the misappropriation of Company’s proprietary information or assets and the participation of activities relating to insider trading;

(vi)              the conviction or plea of nolo contendere or the equivalent in respect of a felony involving moral turpitude; and

(vii)             conduct by the Executive that in the good faith determination of the Company demonstrated unfitness to serve in an executive capacity of a Managerial Employee including, without limitation, a finding by Company or any regulatory authority that the Executive committed acts of employee harassment, violated Company’s policies on ethics or legal compliance, violated a material law or regulation applicable to the business of Company, repeated nonprescription use of any controlled substance or the repeated use of alcohol or any other non-controlled substance.

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e.                  Change In Control means the occurrence of any of the following events:

(i)                  Any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the "beneficial owner" (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company's then outstanding voting securities; or

(ii)                The consummation of the sale or disposition by the Company of all or substantially all of the Company's assets; or

(iii)               The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation.

f.                    Disability means either (i) total and permanent disability as defined in Internal Revenue Code Section 22(e)(3); (ii) an illness, injury, condition, either mental or physical, which results in the Executive’s inability to perform the material duties of her/his job even with reasonable accommodations; or (iii) a condition, either physical or mental, which entitles the Executive to be eligible for either short term disability benefits or Company’s long term disability benefits, if any.

g.                  Employee means any person in the employment of Company.

h.                  Employee Handbook means Company’s Employee Handbook, as amended, and any addendum to Company’s Employee Handbook.

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i.                    Golden Parachute Laws means any statutes, regulations, or case law relating to parachute payments paid pursuant to a Change In Control, including but not limited to Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended, or any similar or successor provisions to Section 280G or Section 4999 and Section 1.280G of the Income Tax Regulations relating to Section 280G.

j.                    Managerial Employee means an Employee who is an Employee and an officer of Company.

k.                  Equity Plan means Socket Mobile, Inc. 2004 Equity Incentive Plan, as amended, including but not limited to amendments dated April 29, 2010, June 5, 2013, and June 4, 2015.

l.                    Effective Termination Date is the date of the expiration or termination of this Agreement.

m.                Employment Termination Date is the last day of Executive’s employment as a Managerial Employee. Unless otherwise stated in this Agreement, the Employment Termination Date is the same as the Effective Termination Date.

n.                  Variable Compensation Plan means Socket Mobile Inc.’s 2019 Management Incentive Variable Compensation Plan, as amended, that detail conditions under which a Management Employee may receive additional compensation.

o.                  Years of Service means the number of years of twelve (12) full months during which the Executive is or was an Employee of the Company Executive’s Employment.

2.	Executive Employment.

Company hereby employs Executive as a Managerial Employee. Executive’s employment is at will. As an at-will Employee, the Executive has the right to voluntarily terminate his/her employment at any time, and with or without advance notice, subject to the terms and conditions herein in this Agreement. Company also has the option to involuntarily terminate the Executive’s employment at any time, with or without cause, and with or without advance notice, subject to the terms and conditions herein in this Agreement.

3.	Place of Employment.

Under this Agreement, Company and the Executive will agree upon one or more places where the Executive shall perform the requirements of his employment. On the Effective Date of this Agreement, Executive may work at the Company’s office located in Newark, California or at Executive’s residence. In addition, Company, from time to time, may require the Executive to travel temporarily to other locations to conduct Company business.

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4.	Title, Duties and Obligations.

The Executive’s title and duties under this Agreement are set forth in Exhibit A of this Agreement.

The Executive agrees that to the best of his/her ability and experience, he/she will at all times loyally and conscientiously perform all of the duties and obligations required of and from him/her pursuant to the express and implicit terms hereof.

5.	Devotion of Entire time to the Company’s Business.

As a Managerial Employee, the Executive shall devote his/her full time, energy, best effort, knowledge, skills, and productive time to the business and interest of Company , and Company shall be entitled to all of the benefits and profits arising from or incident to all work, services, and advice of the Executive.

As a Managerial Employee, the Executive shall not, without Company’s prior written consent, render to other entities services of any kind for compensation, or engage in any other business activity that would materially interfere with the performance of his/her duties under the Agreement.

As a Managerial Employee, the Executive shall not, directly or indirectly, either as an employee, employer, consultant, agent, principal, partner, stockholder, corporate officer, director, or in any other individual or representative capacity, promote, engage or participate in any business that is competitive in any manner whatsoever with the business of the Company.

6.	Compensation and Benefits.

The Executive, while employed, shall be entitled to receive all benefits of employment generally available to Employees as he/she becomes eligible for them under the same terms and conditions. The benefits available to Employees are stated in the Benefit Plan that is in effect. On the Effective Date, the benefits, include but are not limited to, medical, vision, dental, life insurance and long term disability benefits, paid time off, participation in Company’s pension plan, paid vacation, and other benefits under the law.

As a Managerial Employee, in addition to benefits available to Company’s Employees, an Executive will be entitled to the following additional compensation and benefits:

7.                  Base Salary.

During the term of this Agreement, while the Executive is employed as a Managerial Employee, the Company shall pay the Executive, for services rendered, a Base Salary, subject to applicable tax withholdings and other authorized deductions. Unless otherwise stated in this Agreement, the Executive’s annual Base Salary on the Effective Date is set forth in Exhibit A of this Agreement.

During the term of this Agreement, Company may, at its sole discretion, increase (but shall not be required to increase) the Executive’s Base Salary. Company also has the sole discretion to decrease the Executive’s Base Salary as part of an across-the-board salary reduction affecting all Managerial Employees.

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8.                  Variable Compensation.

During the Term of this Agreement, the Executive is entitled to participate in Company’s Variable Compensation Plan under which he/she may receive additional compensation.

9.                  Stock Related Awards.

The Executive may, during the Term of this Agreement, be eligible for Awards and may be granted Awards under the Company’s Equity Plan. The terms and conditions of the each Award is set forth in an Award Agreement entered between Company and Employee and are subject to the terms and conditions of the Company’s Equity Plan and the Award Agreement under which the Award is issued.

10.              Indemnification Agreement.

Company will or has provided Executive protection against claims and actions against Executive by executing an indemnification agreement that indemnifies and holds Executive harmless for any acts or decisions made in good faith while performing services for the Company as a Managerial Employee.

11.              Term of the Executive’s Employment.

Unless otherwise stated in this Agreement, the term of this Agreement shall commence upon the Effective Date and continue in effect until the Effective Termination Date,

Executive represents and agrees that, for planning purposes, unless otherwise stated in this Agreement, Executive desires to be advised by Company whether Executive’s employment as a Managerial Employee would likely be continued or not, at least six months before the end of the Term either under the same terms as this Agreement, or under a new agreement, (“Advisory Opinion”).

The Proposed Termination Date of this Agreement is set forth in Exhibit A of this Agreement. In the event that Company informs the Executive of its Advisory Opinion six (6) months or more before the Proposed Termination Date, the Effective Termination Date under this Agreement shall be the Proposed Termination Date. In the Event that Company informs the Executive of its Advisory Opinion less than six (6) months before the Proposed Termination Date, the Effective Termination Date shall be the earlier of the following (a) six (6) months after the Company informs Executive of its Advisory Opinion or (b) six (6) months after the Proposed Termination Date. In the event that Company fails to inform the Executive of its Advisory Opinion, the Effective Termination date shall be six (6) months after the Proposed Termination Date.

Unless the Company and the Executive execute a new agreement in writing to continue the Executive’s employment as a Managerial Employee, at the end of the Term, even if Company have provided Executive of its Advisory Opinion, the Executive’s employment as a Managerial Employee at Company is terminated, with or without notice. For clarity, Company’s provision of an Advisory Opinion does not commit Company to continue Executive’s employment as a Managerial Employee after the Term.

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12.              Termination of Executive’s Employment as an Managerial Employee and Effects of Termination.

In the event that the Executive ceases to be employed as a Managerial Employee under the terms and conditions of this Agreement, this Agreement is terminated. Unless otherwise stated in this Agreement, date of Termination of this Agreement shall be the last day of Executive’s employment as a Managerial Employee.

13.              Implications of Termination of the Executive as a Managerial Employee and as an Employee.

Upon termination of the Executive as Managerial Employee under this Agreement, Executive is also terminated as an Employee. This Agreement does not prohibit the Executive and the Company, after the termination of this Agreement, by mutual consent to enter into a new and separate agreement where the Executive remains as an Employee but not a Managerial Employee; or the Executive remains a Managerial Employee, but, under terms and conditions that are separate or different from this Agreement.

If the Executive is terminated as a Managerial Employee under this Agreement, he/she shall receive all compensation accrued and all benefits that he/she is eligible for under Company’s Benefit Plan that is in effect until the Employment Termination Date. Unless mandated by law, the Executive’s entitlement to all benefits provided by Company to the Executive under this Agreement or otherwise shall cease as of the Employment Termination Date. After the Employment Termination Date, the Executive, if eligible, may also be entitled to all benefits or compensation for terminated employees under the law that may include, unemployment compensation, and temporary continuation coverage of the Company’s group health plan in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), as amended.

14.              Additional Benefits that Executive May Qualify for Upon Termination.

Under this Agreement, as a Managerial Employee, depending on the circumstances of termination of employment as described herein in this Agreement, the Executive may also be entitled to one or more of the following Additional Benefits upon termination of employment.

a.                  Service Benefit - Upon termination as a Managerial Employee, if the Executive is entitled to this Service Benefit, Company will provide a severance to the Executive equivalent to: a minimum of two (2) months plus additionally one (1) month of the Executive’s Base Salary at the Employment Termination Date for each of the Executive’s two Years of Service completed up to a maximum of (5) months. The following table states the number of months of Base Salary that the Executive will receive as a function of the Executive’s Years of Service.

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Years of Service	Period
< 2 years	2 months
≥ 2 years and < 4 years	3 months
≥ 4 years and < 6 years	4 months
≥ 6 years	5 months

The Executive will be entitled to receive this payment regardless of whether or not he/she secures other employment during the time period that he/she is receiving this Service Benefit.

b.                  COBRA Benefit - Upon termination as a Managerial Employee, if the Executive is entitled to the COBRA Benefit, Company shall pay the Executive’s monthly premium for the continuation of the Executive’s health insurance coverage under the COBRA immediately following the Executive’s termination, until the earlier of either: (a) six (6) months after the Employment Termination Date; or (b) such time as the Executive becomes eligible for alternative health insurance benefits, including health insurance benefits provided by another employer or the state or federal government of the United States.

c.                   Equipment Benefit - Upon termination as a Managerial Employee, if the Executive is eligible for this Equipment Benefit, within thirty (30) days of the Employment Termination Date, pursuant to mutual agreement between the Company and the Executive, the Executive or an individual legally authorized to act on behalf of the Executive, may purchase at book value certain items of the Company property which were purchased by the Company for the exclusive use of the Executive during his/her employment which may include a personal computer, cellular phone, and other similar items.

d.                  Extension of Exercise Rights - Upon termination as a Managerial Employee, if the Executive is eligible for this Extension of Exercise Rights benefit, the Executive shall have an extended post-termination exercise period for vested stock option equal to the lesser of the following: (a) twenty four (24) months following the Employment Termination Date or (b) the expiration date of the grant of said vested stock options.

e.                  Long Term Employee Exercise Rights - If Executive’s employment as a Managerial Employee is terminated and Executive has at least ten (10) years of continuous service to Company on or before the Employment Termination Date, either as a Managerial Employee, an Employee, a member of the Board of Director or a Consultant for the Company, Executive may exercise all options that have been granted and vested before the Employment Termination Date until the expiration date of said vested stock options.

f.                    Restricted Stock Benefit - In the event that Executive’s employment as a Managerial Employee is terminated, a pro rata portion of the unvested Restricted Stock granted to Executive shall vest as of the Employment Termination Date, and all other unvested Restricted Stock immediately terminate and be forfeited. The pro rata portion of the Restricted Stock that vest shall be calculated by multiplying the number of shares of Restricted Stock available for vesting for the Restricted Stock Year by a fraction rounded to the nearest whole number. The numerator of this fraction shall equal the number of quarters that the Executive was employed during the Restricted Stock Year, either for the entire quarter or partial quarter, and the denominator shall equal four (4). The “Restricted Stock Year” shall begin the day after the last vesting, if any, of any portion of Executive’s Restricted Stock before Executive’s termination as a Managerial Employee and shall end on the day of the next scheduled vesting of any portion of Restricted Stock that has been granted to Executive.

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g.                  Other Payments upon Termination - At termination as a Managerial Employee, Company shall offer the Executive an additional payment of at least one (1) month of the Executive’s Base Salary that is contingent on the Executive’s execution, without rescission, a general release in favor of Company in a form acceptable to Company within the time frames specified in the release.

15.       Termination of the Executive’s Employment as Managerial Employee for Cause.

The Executive may be terminated For Cause without Company’s use of progressive discipline even if Company may have used progressive discipline in other incidents involving misconduct.

If the Executive employment is involuntarily terminated For Cause, the Executive is not eligible to and not entitled to any of the Additional Benefits stated herein.

16.              Involuntary Termination of the Executive’s Employment and Termination is not For Cause, Due to Disability, Due to Death, or (iv) in the Event of a Change In Control.

In the event that the Executive is involuntarily terminated as a Managerial Employee under this Agreement and said termination is not (i) For Cause, (ii) due to Disability, (iii) due to death, or (iv) in the event of a Change In Control, then, the Executive is entitled to the following Additional benefits: Service Benefit, COBRA Benefit; Equipment Benefit, Extension of Exercise Rights, Long Term Employee Exercise Rights, and Restricted Stock Benefit. Company shall pay Executive’s Service Benefit, starting from the Employment Termination Date, semi-monthly, at a rate of one twenty fourth (1/24) of his/her annual Base Salary, subject to applicable tax and other withholdings until all payments that Executive is entitled to under this Service Benefit are paid fully.

17.              Termination of the Executive’s Employment Due to Death.

If at any time during the Term, the Executive’s is terminated as a Managerial Employee due to the death of the Executive, then the Employment Termination Date is the date of death of the Executive. Company shall pay the Executive’s estate the following Additional Benefits: Extension of Exercise Rights, Long Term Employee Exercise Rights, and Restricted Stock Benefit.

Following the Executive’s death, options that are vested before the Termination Date may be exercised by the Executive’s designated beneficiary, provided said beneficiary has been designated prior to the Executive’s death in a form acceptable to the administrator of the Stock Plan. If no such beneficiary has been designated by the Executive, then vested options may be exercised by the personal representative of the Executive’s estate or by the person(s) to whom the Executive’s option is transferred pursuant to the Executive’s will or in accordance with the laws of descent and distribution.

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18.              Disability.

a.                  Leave Policy and Termination of the Executive’s Employment Due to Disability - Executive is Disabled and On Medical Leave - In the event that the Executive becomes disabled during the Term, he/she shall be placed on uncompensated medical leave. While on medical leave, the Executive shall not be entitled to any compensation, including compensation under the Variable Compensation Plan. For any quarter that Executive is on medical leave, the Executive shall only receive a pro rata share of any compensation under the Variable Compensation Plan, calculated based upon the number of days that he/she was not on medical leave.

If the Executive becomes disabled during the Term, he/she, if eligible, can receive disability benefits under the Benefit Plan for Employees that is in effect at the time of the Executive’s disability when these benefits become payable. At the time of the execution of this Agreement, the disability benefits include a short term disability benefit from the State Disability Program that is provided by the Employment Development Department (“California Short Term Disability Benefit”) and a long term disability benefit.

For the duration that the Executive is receiving the California Short Term Disability Benefit, the Company shall supplement his/ her California Short Term Disability Benefit with a supplemental short term disability benefit such that (a) the amount of supplemental disability shall be the largest amount that would not trigger a decrease in the California Short Term Disability benefit that the Executive shall otherwise be entitled to under California Unemployment Insurance Code §2656. However, in the event that the Company chooses to provide this supplemental short term disability benefit with an insurance policy, this amount of supplemental short term insurance policy may be reduced and subjected to a maximum amount that said insurance policy can provide; and (b) the supplemental disability benefit, together with the California Short Term Disability Benefit, shall not be more than one hundred per cent (100%) of the Executive’s “wages” as determined by the Employment Development Department under the California Unemployment Insurance Code §§2656 et seq. This supplemental short term insurance benefit may be subjected to applicable tax and other withholdings.

This supplemental short term disability benefit provided by the Company shall cease when long term disability benefit under the Company’s Benefit Plan becomes payable.

Unless otherwise mandated by law, during the Term, the Executive on uncompensated medical leave, if eligible, is entitled to all benefits that are in effect that Company afforded to Managerial Employees.

b.        Executive’s Right to Return to Pre-Disability Position - During the Term of this Agreement, if the Executive ceases to be disabled after being on medical leave for less than or equal to four (4) months, and requests to return to work, Executive has the right to be reinstated to his pre-disability position.

Unless otherwise mandated by law, the Executive shall not have the right to return to his/her pre-disability position if he/she has been on medical leave for more than 4 months. If the Executive ceases to be disabled more than four (4) months after Executive was placed on medical leave, informs the Company that he/she desires to return to work, but, Company does not return him/her to his/her pre-disability position, the Executive’s employment as an Managerial Employee shall be terminated and this Agreement shall be terminated. Accordingly, the Employment Termination Date shall be the date the Company provides written notice to the Executive that he/she is no longer able to return to pre-disability position under this Agreement.

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In the event that Company does not return the Executive to his/her pre-disability position, Company shall make a good faith effort to employ the Executive as a Managerial Employee or Employee under a new Agreement, in a position that can utilize the ability and talent of the Executive and at a rate of compensation that is comparable to the Base Salary of the Executive under this Agreement.

If the Executive’s employment with the Company is terminated due to Disability after the Executive had ceased to be disabled and had requested to be returned to his/her pre-disability position, the Executive shall be entitled to a cash payment equivalent to two (2) months of the Executive’s Base Salary at the Employment Termination Date, subject to tax and other withholdings, and, the following Additional Benefits: COBRA Benefit, Extension of Exercise Rights, Long Term Employee Exercise Rights, Restricted Stock Benefit, and Equipment Benefit.

c.                   Termination After Fifteen Months on Medical Leave - Company shall terminate this Agreement and Executive’s employment, both as a Managerial Employee and an Employee, after Executive has been disabled and on medical leave for more than fifteen (15) months. The Employment Termination Date shall be fifteen (15) months after Executive was placed on medical leave. Upon termination, the Company shall pay the Executive the following benefits: Equipment Benefit, Restricted Stock Benefit, Long Term Employee Exercise Rights, and Extension of Exercise Rights.

19.              Termination of the Executive Employment at the End of Term.

Unless otherwise stated in this Agreement, if the Company advises the Executive that it does not intend to continue Executive as a Managerial Employee after the end of the Term, or should the Company fail to provide Executive an Advisory Opinion, the Executive’s employment is terminated at the expiration of the Term. In either case, he/she is entitled to only the Additional Benefit of : (a) Long Term Employee Exercise Rights; (b) Extension of Exercise Rights, and (c) Restricted Stock Benefit, independent of whether the Executive is on medical leave or not. However, unless otherwise stated herein, should the Executive choose to leave the Company at the end of the Term, he/she would not be entitled to any Additional Benefits.

Notwithstanding, in the event that the Executive provides sixty (60) or more days written notice to Company that he/she does not intend to continue employment with the Company at the expiration of the Term, Executive is entitled to the Extension of Exercise Rights and the Restricted Stock Benefit. For clarity, the sixty (60) or more days written notice required in this provision does not include any days that the Executive is on paid time off or on sick or medical leave.

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20.              Voluntary Termination by the Executive.

In the event of the Executive voluntarily terminates his/her employment after giving the Company sixty (60) or more days written notice of his/her intended last day of work , he/she is entitled to the Extension of Exercise Rights and the Restricted Stock Benefit. For clarity, the sixty (60) or more days written notice required in this provision does not include any days that the Executive is on paid time off or on sick leave.

In accordance with the terms of the Award Agreement, in the event that the Executive voluntarily terminate his/her employment after ten (10) years or more of continuous service to the Company, either as a Managerial Employee, an Employee, a member of the Board of Director or a Consultant for the Company, Executive may exercise all options that have been granted and vested before the Employment Termination Date until the expiration date of said vested stock options.

21.              Payment in the Event of a Change In Control.

In the event of a Change In Control, the Executive is eligible to receive from the Company the following, subject to the conditions stated herein:

a.                  Payment of 1% of the consideration payable in connection with said Change In Control (including cash, property and/or securities), provided that the acquisition price offered for the purchase of the common stock is equal to or greater than $5.00 per share. If the acquisition is paid for in part with stock of the surviving entity, the Executive shall have the discretion to accept payment either in cash or in stock. For purposes of computing this benefit, the Board of Directors of the Company shall in good faith determine the method by which the consideration payable in connection with said Change In Control is to be valued and the value of the consideration payable in connection with said Change In Control which may consist of consideration other than cash;

b.                  On or before the day that the Change In Control takes effect, for each Award that the Executive has been awarded pursuant to the terms and conditions in the Equity Plan, Executive may fully vest in and have the right to exercise all of his or her outstanding Options and Stock Appreciation Rights, including Shares as to which such Awards would not otherwise be vested or exercisable, all restrictions on Restricted Stocks will lapse, and, with respect to Performance Shares and Performance Units, all performance goals or other vesting criteria will be deemed achieved at target levels and all other terms and conditions met. For each Award, Executive shall have the discretion to select to receive said Stock Payment in shares of stock or the cash equivalent. For the purposes of this paragraph, the cash equivalent of one (1) share of stock shall be the Fair Market Value of a share on or nearest the date of the Change In Control The Administrator of the Equity Plan shall have the authority to determine the Fair Market Value of the stock in accordance with the definition of Fair Market Value in the Equity Plan; and

c.                   The Service Benefit on or before the day that Change In Control takes effect. In the event that any payment or benefit that Executive is eligible to receive from the Company, including but not limited to payments and benefits stated herein in this Agreement, is included in the calculation of “parachute payments” and may be subjected to the excise tax under the Golden Parachute Laws (“Payment”), the total of such Payments that the Executive is entitled to receive shall be subjected to a Maximum Limit. The Maximum Limit shall be the largest amount which would result in no Payment being subject to any excise tax under the Golden Parachute Laws.

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The Executive and the Company agree that, if the aggregate of all the Payments exceeds the Maximum Limit, the Executive would only be entitled to a portion of the Payments that he/she is eligible such that the total of the Payments that he/she receives would not exceed the Maximum Limit. The Executive has the discretion to determine which specific Payment or portion thereof he/she chooses to receive such that the aggregate of all Payments that he/she receives does not exceed the Maximum Limit.

22.              Company’s Right and Authority to Modify, Amend, Suspend, or Terminate Compensation and Benefits.

The Executive acknowledges and agrees that, to the extent permitted by law, the Company has the absolute right and authority to, at any time and for any reason; and from time to time in its discretion may; modify, amend, suspend, or terminate the compensation and benefits afforded to its Employees and Managerial Employees, and their policies and guidelines. Any such modification, amendment, suspension, or termination can be accomplished by any means including, but not limited to, by resolutions to or by amending the respective plans associated with the compensation or benefits.

At any time during the Term, the compensation and benefits in effect and available, and their policies and guidelines, are detailed in Company’s plan documents and resolutions which include but are limited to the Benefits Plan, Equity Plan, and Variable Compensation Plan. At any time during the Term, the above stated plans that are in effect, together with the Employee Handbook, are accessible via the Company’s internal Human Resources website.

At any time during the Term, Executive’s right to Company’s compensation and benefits is governed by the plan associated with the compensation and benefits that is in effect at that time.

Other than the rights provided to the Executive under the Equity Plan and any Variable Compensation Plan, as amended, the Executive and the Company agree that any rights provided to the Executive and granted by the Company in the form of a resolution or otherwise before the Effective Date, regardless whether it increases or impair the rights of the Executive, is hereby rescinded and terminated. The rights that are rescinded and terminated include, but are not limited to, payment to the Executive contingent upon a Change In Control memorialized in resolution made on or before the effective date of this Agreement.

23.              Conflicts.

The terms of the official plan documents of the Benefit Plan shall govern over the language of any descriptions of the plans in any other document, including any summary plan descriptions and Employee Handbook. If a conflict arises between this Agreement and the Benefit Plan, the terms and conditions of the Benefit Plan shall govern.

If a conflict arises between this Agreement and the Variable Compensation Plan, the terms and conditions of the Variable Compensation Plan shall govern.

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If a conflict arises between this agreement and any Award Agreement or the Equity Plan, the terms and conditions of the Award Agreement and Equity Plan shall govern.

24.              Notices.

All notices required or permitted in this Agreement shall be in writing and shall be delivered by hand , or dispatched by prepaid courier , or by registered certified mail. Notices to the Executive shall be delivered to the last known address that Executive have provided to Socket Mobile. Notices to Company should be addressed to the Chief Operating Officer of sent to the main office of Company. At the time of the signing of this Agreement, the Chief Operating Officer is Kevin Mills and the Company’s address is 39700 Eureka Dr. Newark, CA 94560.

25.              Governing Law.

This Agreement shall be interpreted, construed, governed, and enforced according to the laws of the State of California.

26.              Arbitration.

In the event of any dispute or controversy between Company and the Executive arising out of, relating to or in connection with any of the provisions of this Agreement, any documents executed and delivered pursuant to this Agreement, compliance with this Agreement, and any claim arising out of or relating to this Agreement, except with respect to prejudgment remedies, Company and the Executive hereby agree that any such dispute(s) shall be submitted to final and binding arbitration at San Jose, California, before an Arbitrator chosen mutually by Company and the Executive, or, absent such agreed choice within two (2) calendar weeks, from a list provided by the Judicial Arbitration and Mediation Services and under the California Employment Dispute Resolution Rules of the American Arbitration Association. The Arbitrator chosen shall be bound by the express terms of this Agreement; shall hear and determine all disputes as presented to him or her as expeditiously and economically as possible, including where Company and the Executive mutually so designate, the issuance of bench Award; and shall have the authority to award reasonable attorney’s fees and all costs of arbitration to the party, if any, the Arbitrator designates as the prevailing Party. Any award of the Arbitrator shall be final and binding and may be confirmed as a final judgment in any Court of competent jurisdiction in California.

27.              Attorney’s Fees.

In the event of any arbitration or litigation concerning any controversy, claim, or dispute between the parties arising out of or relating to this Agreement or the breach or the interpretation hereof, the prevailing party shall be entitled to recover from the losing party reasonable expense, attorneys’ fees, and costs incurred therein or in the enforcement or collection of any judgment or award rendered therein. The “prevailing party” means the party determined by the arbitrator or court to have most nearly prevailed, even if such party did not prevail in all matters, not necessarily the one in whose favor a judgment is rendered.

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28.              Legal Counsel/Capacity.

The Executive expressly warrants and agrees Executive (a) has been supplied with and has read the Agreement; and (b) has been advised by Company, if Executive so desires, to discuss the terms of this Agreement with his/her own legal counsel or anyone else he or she chooses. The Executive further warrants and agrees that Executive fully understands the contents and effect of this document, approves and voluntarily accepts the terms and provisions of the Agreement.

29.              Successors and Assigns.

The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company. The Executive shall not be entitled to assign any of his/her rights or obligations under this Agreement.

30.              Covid Agreement.

On or about June 24, 2020, due to the unexpected downturn of economic conditions as a result of the COVID-19 pandemic, Executive and Company signed an amendment to Executive’s Executive Employment Agreement that was in effect on June 24, 2020 (“Covid Amendment”) and that is attached as Exhibit B of this Agreement. The Covid Amendment contains provisions that relate to a temporary reduction in Executive’s Base Pay and Executive and Company/s rights and obligations under the Variable Incentive Plan. Executive and Company both agreed that the provisions in said Amendment relating to the period between [Date], 2020 to [Date], 2021 are still in effect; each party shall abide by the terms and conditions set forth in Covid Amendment; and, that the existence of this Agreement does not supersede (a) any of the provisions in said COVID Amendment and (b) any agreements between the Company and Executive relating to the COVID Agreement.

31.              Entire Agreement.

This Agreement, any agreements referred to herein in this Agreement, and the Proprietary Information and Inventions Agreement signed by the Executive constitute the entire agreement between the parties with respect to the employment of the Executive. Except for agreements referred to herein this Agreement, this Agreement fully supersedes any and all prior agreements or understandings, written or oral, between the Executive and Company hereto pertaining to the employment of Executive as a Managerial Employee

32.              Amendments.

No amendment or modification of the terms or conditions of this Agreement shall be valid unless in writing and signed by the parties hereto.

33.              Severability.

All agreements and covenants contained herein are severable, and in the event any of them shall be held to be invalid or unenforceable, this Agreement shall be interpreted as if such invalid agreements or covenants were not contained herein.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth above.

Dated: [           ], 2020

EXECUTIVE:	SOCKET MOBILE, INC.

__________________________________	__________________________________
[Name]	Lynn Zhao
Executive	Chief Financial Officer

Also approved by:

__________________________________	__________________________________
[Name]	[Name]
Compensation Committee	Compensation Committee
Socket Mobile, Inc.	Socket Mobile, Inc.

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Exhibit A of Executive Employment Agreement

Title and Duties of the Executive

Executive Name [Name]

The title of the Executive shall be [Title]

The Executive shall serve in an executive capacity as an officer of the Company and shall perform such duties as are consistent with his/her position and as may be required by the Company’s Board of Directors. As such, the Executive shall work as a member of the executive team under the direction of Board of Directors. His/her duties and responsibilities include, without limitation,

•	Creating an environment and culture that focuses on fulfilling the company’s mission, vision, and values;
•	Ensuring there is sufficient capital to fund the company’s mission, vision, and values;
•	Ensuring the company is capable and empowering to be successful in serving customers;
•	Overseeing financial performance, risk profile, and that all of the legal and regulatory obligations are met;
•	leading and coordinating designated aspects of Company’s efforts to develop and implement strategic and operating plans for the Company including developing relationships with new distributors, customers, and suppliers; and maintaining and solidifying relationships with Company’s existing distributors, customers, and suppliers;
•	Oversee Operational management of all business departments and executing day-to-day general management of the Company;
•	Oversees that all employee are treated fairly in a non-discriminatory way in all matters;
•	ensuring that the Company abides by its governance and ethics guidelines, and supporting the development and growth of the Company.

The duties to be performed by the Executive may be changed from time to time by the Company’s Chief Executive Officer or Board of Directors. The Executive shall have full power and authority to manage and conduct all the business of the Company subject to the instructions and wishes of the Board of Directors .

Base Salary of the Executive

Pursuant to the Covid Amendment, on the Effective Date October 1, 2020, the Executive’s Base Salary per month shall be $[Amount] and Executive’s Annual Base Salary shall be $[Amount] starting [Date], 2021.

Effective Date of this Agreement: [Date]

Proposed Effective Date of Termination: [Date]

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Dated: [          ], 2020

EXECUTIVE:	SOCKET MOBILE, INC.

__________________________________	__________________________________
[Name]	Lynn Zhao
Executive	Chief Financial Officer

Also approved by:

__________________________________	__________________________________
[Name]	[Name]
Compensation Committee	Compensation Committee
Socket Mobile, Inc.	Socket Mobile, Inc.

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Exhibit B of Executive Employment Agreement

First Amendment to Executive Employment Agreement (Kevin Mills)

This is the first amendment (“Amendment”) to the Executive Employment Agreement (“Agreement”) that was entered into as of June 18, 2020 between Socket Mobile, Inc. (“Company") and (“Executive”).

Pursuant to the Agreement and after the signing of the Agreement, Company has increased the Base Salary of Executive such that on the date of the signing of this Amendment, Executive’s annual Base Salary is $[Amount] and Executive Base Salary per month is $[Amount].

Due to the unexpected downturn of economic conditions as a result of the COVID -19 pandemic, Executive and Company agree to the following:

(a) Between [Date], 2020 and [Date], 2020. Executive’s Base Salary shall temporarily be reduced by [Percentage] such that his temporary Base Salary per month shall be $[Amount].

(b) Starting from [Date], 2021, Executive’s Base Salary shall be restored to the amount effective on the date signed on the Amendment.

(c)       Executive and Company agree that Company will and have temporarily suspended the Socket Mobile’s [Year] Management Incentive Variable plan (“Incentive Plan”) from [Date], 2020 to [Date], 2020. Executive and Company understand and agree that during the temporary suspension of the Incentive Plan, Executive will not receive, and Company shall not pay Executive’s earned payouts under the Incentive Plan for the [Periods] of the 2020 calendar year. Executive will only be entitled to his earned payout for the [Period] of 2020,

(d)       Starting from [Date], 2021, Company will re-instate the Incentive Plan. Company agrees that Executive’s annual compensation target amount for the calendar year 2021 shall be equal to or greater than the annual compensation target amount set or proposed by the Company for the 2020 calendar year.

(e)       In consideration for Executive’s agreement to accept a reduction in pay and benefits, the Company’s Compensation Committee shall meet and decide on alternative benefits to compensate Executive for his sacrifice.

Dated: June 24, 2020

EXECUTIVE:	SOCKET MOBILE, INC.

__________________________________	__________________________________
[Name]	Lynn Zhao
Executive	Chief Financial Officer

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